Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration on Form S-8 of Altra Industrial Motion Corp. of our report dated January 17, 2017 relating to the financial statements of the Stromag business of GKN plc., which appears in the Current Report on Form 8‑K/A of Altra Industrial Motion Corp. dated March 15, 2017.

/s/ PricewaterhouseCoopers LLP

Birmingham, United Kingdom

July 26, 2017